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                               AMENDMENT AGREEMENT

     This AMENDMENT AGREEMENT (this "Amendment Agreement") is made on this the day of August, 2003:
----

                                  BY AND AMONG

T.G. Ramesh, an Indian national aged 36 years residing at No. 1, Pride Orchid, Whitefield Main Road, Tubarahalli, Bangalore 560 066, Karnataka, India ("TGR");

Quintant Services Limited, a company incorporated under the [Indian] Companies Act, 1956, as amended (the "Companies Act") with its registered office at 93/A, 4th B Cross, 5th Block, Industrial Area, Koramangala, Bangalore 560 095, Karnataka, India ("Company"); and

iGATE Global Solutions Limited, a company incorporated under the Companies Act and having its registered office at No. 1, Main Road, Jakkasandra, Off Sarjapur Road, Koramangala Extension, Bangalore 560 034, Karnataka, India ("iGATE Global").

                                    RECITALS

A. WHEREAS, TGR, the Company and iGATE Global have entered into a Share Purchase Agreement dated July 30, 2003 (the "Share Purchase Agreement") pursuant to which the TGR has agreed to sell to iGATE Global Ten Thousand (10,000) Shares of the Company, upon the terms and subject to the fulfillment of the conditions contained in the Share Purchase Agreement.

B. WHEREAS, TGR and iGATE Corporation, a Pennsylvania corporation with its principal place of business at 1000 Commerce Drive, Suite 200, Pittsburgh, PA 15275, USA ("iGate") have entered into a Common Stock Purchase Agreement dated the date hereof relating to the acquisition of certain shares of common stock of par value US $.01 each of iGATE (such agreement, the Common Stock Purchase Agreement)

C. WHEREAS, the parties to the Share Purchase Agreement desire to amend the Share Purchase Agreement in the manner set forth in this Amendment Agreement.

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment Agreement hereby agree as follows:

                                    AGREEMENT

     1. The definition of the term "Sale Shares" contained in Section 1.1 of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

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     "Sale Shares" means the Ten Thousand (10,000) Shares owned by TGR;"

     2. The definition of the term "Shareholders Agreement" contained in Section
1.1 of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

     "Shareholders Agreement" means the shareholders agreement dated January 24, 2003 by and among AS, KM, PM, the Non-Continuing Founders, GMR, PM Ventures and the Company, and the amendment agreement dated January 24, 2003 among the same parties;"

     3. Section 2.2 of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:'

     "2.2 Consideration. In full consideration of the purchase of the Sale Shares by the Purchaser from the Selling Shareholder, the Purchaser shall, at the Closing on the Closing Date, pay to the Purchaser, in cash, a total purchase price of Rupees Thirty One Million Seventy One Thousand Eight Hundred Twenty Two (Rs. 31,071,822) ("Purchase Price"), the cash payment pursuant to this Section 2.2 shall be made in immediately available funds by bank wire transfer or a bankers check to such account as is designated in writing for this purpose by the Selling Shareholder to the Purchaser at least two business days prior to the Closing; provided, however, in the event that, on the Closing Date:

          (a) an amount different from the Purchase Price is required pursuant to any applicable law to enable TGR to acquire the Subscribed iGATE Shares, iGATE Global and TGR agree that the Purchase Price shall be equal to such other amount; and

          (b) any amount is owed by TGR to the Purchaser or any of its Affiliates under the TGR Employment Agreement, the Purchaser shall be entitled to recover such amount by deducting the amount from the Purchase Price payable to TGR pursuant to this Section 2.2."

     4. Section 7.1(l) of the Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

          "(i) Subscription by Selling Shareholder for iGATE Shares. The Selling Shareholder shall have subscribed to acquire the Subscribed iGATE Shares for an aggregate value equal to the Purchase Price and iGATE shall have issued the Subscribed iGATE Shares to the Selling Shareholder."

     5. This Amendment Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     6. This Amendment Agreement may not be modified or waived except in writing executed by all parties to this Agreement.

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    10. This Amendment Agreement shall be governed by the laws of the Republic of India.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed on the day and year first hereinabove written.


                                         ---------------------------------------
                                         T. G. RAMESH


                                         QUINTANT SERVICES LIMITED


                                         By:
                                             -----------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                    ----------------------------


                                         IGATE GLOBAL SOLUTIONS LIMITED


                                         By:
                                             -----------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                    ----------------------------

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